EXHIBIT 99.1

SYSCO ANNOUNCES ELECTION OF NEW DIRECTOR

HOUSTON, September 15, 2017 — Sysco Corporation (NYSE:SYY), the leading global foodservice distribution company, announced today that Sheila G. Talton has been elected to join the board of directors, expanding the size of the board to 15 members. Ms. Talton will stand for reelection at Sysco’s next Annual Meeting of Stockholders scheduled for Nov. 17, 2017.

“We are very excited about the addition of Sheila to our board,” said Jackie M. Ward, chairman of the board. “Sheila’s extensive knowledge of information technology systems, data analytics and technology security issues complements Sysco’s board well. Her service in leadership roles with a variety of global technology and consulting firms enables her to provide insights to management’s execution of Sysco’s business technology initiatives and its approach to privacy and cyber security risks.”

Sheila G. Talton, 64, currently serves as president and chief executive officer of Gray Matter Analytics, a firm focused on data analytics consulting services in the financial services and healthcare industries. From 2011 to 2013, she served as president and chief executive officer of SGT Ltd., a firm that provides strategy and technology consulting services in the financial services, healthcare and technology business sectors. From 2008 to 2011, Ms. Talton served as vice president, office of globalization, for Cisco Systems, Inc., a leading global manufacturer of networking, switching and server/virtualization technology products related to the communication and information technology industries. Prior to that time, she held other leadership positions at Cisco Systems, Inc., Electronic Data Systems

Corporation and Ernst & Young, LLP. She also has been recognized as one of the “Top 10 Women in Technology” by Enterprising Women and as “Entrepreneur of the Year” by the National Federation of Black Women Business Owners. Additionally, Ms. Talton serves on the boards of several nonprofit organizations, including Chicago’s Northwestern Hospital Foundation, the Chicago Shakespeare Theater and the Chicago Urban League.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With over 65,000 associates, the company operates approximately 300 distribution facilities worldwide and serves more than 500,000 customer locations. For fiscal 2017 that ended July 1, 2017, the company generated sales of more than $55 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

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